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                                                                    EXHIBIT 4(d)


                             ARTICLES OF AMENDMENT

                                       OF

                           ARTICLES OF INCORPORATION

                                       OF

                             POST PROPERTIES, INC.

     DESIGNATING THE VOTING POWERS, DESIGNATION, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS AND QUALIFICATIONS, LIMITATIONS
                                OR RESTRICTIONS

                                     OF THE

             8 1/2% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES


                                       I.

     The name of the corporation is Post Properties, Inc. (the "Corporation").

                                      II.

     The amendment is to add the following new Article 8:

                                      "8.

     Pursuant to authority granted under Section 2(b) of the Corporation's Articles of Incorporation (the "Articles of Incorporation"), the Board of Directors of the Corporation hereby establishes a series of preferred shares designated the 8 1/2% Series A Cumulative Redeemable Preferred Shares ($0.01 Par Value Per Share) (Liquidation Preference $50.00 Per Share) (the "Preferred Shares") on the following terms:

     (a) NUMBER. The maximum number of authorized shares of the Preferred Shares shall be 1,150,000.

     (b) RELATIVE SENIORITY. In respect of rights to receive dividends and to participate in distributions of payments in the event of any liquidation, dissolution or winding up of the Corporation, the Preferred Shares shall rank senior to the Common Shares and any other class or series of shares of the Corporation ranking, as to dividends and upon liquidation, junior to the Preferred Shares (collectively, "Junior Shares").

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     (c) DIVIDENDS.

     (1) The holders of the then outstanding Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available therefor, cumulative dividends at the rate of $4.25 per share per year, payable in equal amounts of $1.0625 per share quarterly in cash on the last day of each March, June, September, and December or, if not a Business Day (as hereinafter defined), the next succeeding Business Day beginning on December 31, 1996 (each such day being hereafter called a "Quarterly Dividend Date" and each period ending on a Quarterly Dividend Date being hereinafter called a "Dividend Period"). Dividends shall be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date (the "Record Date"), which shall be the 15th day of the calendar month in which the applicable Quarterly Dividend Date falls on or such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Quarterly Dividend Date. The amount of any dividend payable for any Dividend Period shorter than a full Dividend Period shall be prorated and computed on the basis of a 360-day year of twelve 30-day months. Dividends on each share of Preferred Shares shall accrue and be cumulative from and including the date of original issue thereof, whether or not (i) dividends on such shares are earned or declared or (ii) on any Quarterly Dividend Date there shall be funds legally available for the payment of dividends. Dividends paid on the Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among all such shares at the time outstanding.

     "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday not a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

     (2) The amount of any dividends accrued on any Preferred Shares at any Quarterly Dividend Date shall be the amount of any unpaid dividends accumulated thereon, to and including such Quarterly Dividend Date, whether or not earned or declared, and the amount of dividends accrued on any shares of Preferred Shares at any date other than a Quarterly Dividend Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon, to and including the last preceding Quarterly Dividend Date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate of $4.25 per share for the period after such last preceding Quarterly Dividend Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months.

     (3) Except as provided in this Part II, the Preferred Shares shall not be entitled to participate in the earnings or assets of the Corporation, and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Shares which may be in arrears.


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     (4) Any dividend payment made on the Preferred Shares shall be first credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

     (5) If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")), any portion (the "Capital Gains Amount") of the dividends paid or made available for the year to holders of all classes of Shares (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocated to the holders of the Preferred Shares shall be the amount of the total dividends paid or made available to the holders of the Preferred Shares shall be the amount of the total dividends paid or made available to the holders of the Preferred Shares for the year bears to the Total Dividends.

     (6) No dividends on the Preferred Shares shall be authorized by the Board of Directors or be paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or
prohibited by law.   Notwithstanding the foregoing, dividends on the Preferred
Shares will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized.

     (d) LIQUIDATION RIGHTS.

     (1) Upon the voluntary or involuntary dissolutions, liquidation or winding up of the Corporation, the holders of the Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Shares, the amount of $50.00 per share, plus accrued and unpaid dividends thereon.

     (2) After the payment to the holders of the Preferred Shares of the full preferential amounts provided for in this Part II, the holder of the Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the Corporation.

     (3) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the amounts payable with respect to the preference value of the Preferred Shares and any other shares of the Corporation ranking as to any such distribution on a parity with the Preferred Shares are not paid in full, the holders of the Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preference amounts to which they are entitled.

     (4) Neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any


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other entity or the merger or consolidation of any other entity into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Part II.

     (e) REDEMPTION.

     (1) OPTIONAL REDEMPTION. On and after October 1, 2026, the Corporation may, at its option, redeem at any time all or, from time to time, part of the Preferred Shares at a price per share (the " Redemption Price"), payable in cash, of $50, together with all accrued and unpaid dividends to the and including the date fixed for redemption (the "Redemption Date"). The Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

     (2) PROCEDURES OF REDEMPTION.

           (i) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. Notice of any redemption will also be mailed by the registrar, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to each holder of record of the Preferred Shares to be redeemed at the address set forth in the share transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Preferred Shares except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Preferred Shares (or depositary shares or receipts representing fractional interests in Preferred Shares) may be listed or admitted to trading, such notice shall state: (a) the Redemption Date;
      (b) the Redemption Price; (c) the number of Preferred Shares to be redeemed; (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (e) that dividends on the shares to be redeemed will cease to accumulate on the Redemption Date.

           (ii) If notice has been mailed in accordance with subparagraph
      (e)(2)(i) above and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the Preferred Shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the Preferred Shares so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of Preferred Shares and all rights of the holders thereof a shareholder of the Corporation (except the right to receive the Redemption Price) shall cease. Upon surrender, in accordance with such notice, of the


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      certificates for any Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such Preferred Shares shall be redeemed by the Corporation at the Redemption Price. In case fewer than all the Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued presenting the unredeemed Preferred Shares without cost to the holder thereof.

           (iii) Any funds deposited with a bank or trust company for the purpose or redeeming Preferred Shares shall be irrevocable except that:

                 (A) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                 (B) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Preferred Shares entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

           (iv) No Preferred Shares may be redeemed except from proceeds from the sale of other capital stock of the Corporation, including but not limited to common stock, preferred stock, depositary shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

           (v) Unless full accumulated dividends on all Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no Preferred Shares shall be redeemed or purchased or otherwise acquired directly or indirectly (except by conversion into or exchange for Junior Shares); provided, however, that the foregoing shall not prevent the redemption of Preferred Shares to preserve the Corporation's REIT status or the purchase or acquisition of Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Shares.

           (vi) If the Redemption Date is after a Record Date and before the related Quarterly Dividend Date, the dividend payable on such Quarterly Dividend Date shall be paid to the holder in whose name the Preferred Shares to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between


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      such Record Date and the related Quarterly Dividend Date or the
      Corporation's default in the payment of the dividend due.

           (vii) In case of redemption of less than all Preferred Shares at the time outstanding, the Preferred Shares to be redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of Preferred Shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Corporation.

     (f) VOTING RIGHTS. Except as required by law, and as set forth below, the holders of the Preferred Shares shall not be entitled to vote at any meeting of the shareholders for election of Directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the shareholders thereof, or to receive notice of any meeting of shareholders.

     (1) Whenever dividends on any Preferred Shares shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, the holders of such Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Directors of the Corporation at a special meeting called by the holders of record of at least ten percent (10%) of any series of preferred shares so in arrears (unless such request is received less than 90 days before the date fixed of for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Corporation will be increased by two Directors.

     (2) So long as any Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to the Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Corporation's Articles of Incorporation, including this Amendment, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences,


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privileges or voting power of holders of Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creating or issuance of any other Preferred Shares, or (y) any increase in the amount of authorized Preferred Shares or any other preferred shares, in each case ranking on a parity with or junior to the Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

     (3) On each matter submitted to a vote of the holders of Preferred Shares in accordance with this Part II, or as otherwise required by law, each Preferred Share shall be entitled to one vote. With respect to each Preferred Share, the holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of the holder.

     (g) CONVERSION. The Preferred Shares are not convertible into or exchangeable for an other property or securities of the Corporation.

     (h) RESTRICTIONS ON OWNERSHIP.

     (1)  Definitions.  The following terms shall have the following meanings:

          (i) "Acquire" shall mean the acquisition of Beneficial Ownership of Preferred Shares by any means whatsoever including, without limitation, (A) the acquisition of direct ownership of shares by any Person, including through the exercise of any option, warrant, pledge, security interest or similar right to acquire shares, and (B) the acquisition of indirect ownership of shares (taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(l)(B) of the Code, and also applying the look-thru rule contained in Section 856(h)(3)(A) of the Code to pension trusts described in Section 401(a) of the Code) by a Person who is an individual within the meaning of Section 542(a) (2) of the Code, including through the acquisition by any Person of any option, warrant, pledge, security interest or similar right to acquire shares.

          (ii) "Beneficial Ownership" shall mean, with respect to any Person that is an "individual" as defined in Section 542(a) (2) of the Code, the Preferred Shares owned by such Person after taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and after applying the pension trust look-thru rule contained in Section 856(h)(3)(A) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.


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     (iii)  "Code" shall mean the Internal Revenue Code of 1986, as amended. Any reference herein to any current provision of the Code shall be deemed to refer to any future successor provision of federal income statutory law.

     (iv) "Initial Public Offering" means the sale of Preferred Shares pursuant to the Corporation's first effective registration statement for such Preferred Shares filed under the Securities Act of 1933, as amended.

     (v) "Ownership Limit" shall initially mean 6% of the outstanding Preferred Shares of the Corporation, and after any adjustment as set forth in Part II(h)(8), shall mean such greater percentage (but not greater than 9.8%) of the outstanding Preferred Shares as so adjusted.

     (vi) "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of
Section 13(d) (3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter that participates in a public offering of the Preferred Shares for a period of 90 days following the purchase by such underwriter of the Preferred Shares.

     (vii) "REIT" shall mean a Real Estate Investment Trust under Section 856 of the Code.

     (viii)  "Restricted Transfer Redemption Price" shall mean the lower of
(A) the price paid by the transferee from whom shares are being redeemed and
(B) the average of the last reported sales prices on the New York Stock Exchange of Preferred Shares on the ten trading days immediately preceding the date fixed for redemption by the Board of Directors, or if the Preferred Shares are not then traded on the New York Stock Exchange, the average of the last reported sales prices of the Preferred Shares on the ten trading days immediately preceding the relevant date as reported on any exchange or quotation system over which the Preferred Shares may be traded, or if the Preferred Shares are not then traded over any exchange or quotation system, then the price determined in good faith by the Board of Directors of the Corporation as the fair market value of Preferred Shares on the relevant date. The Restricted Transfer Redemption Price may, at the option of the Corporation, be paid in the form of a number of Units equal to the number of shares redeemed divided by the Conversion Factor, as that term is defined in the Partnership Agreement of Post Apartment Homes, L.P., as effective on the date of the Initial Public Offering.

     (ix) "Restriction Termination Date" shall mean the first day after the date of the Initial Public Offering on which the Corporation determines pursuant to Part II(h)(11) of this Designating Amendment that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.



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          (x)  "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition that results in a change in the record or Beneficial Ownership of Preferred Shares or the right to vote or receive dividends on Preferred Shares (including (A) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Preferred Shares or the right to vote or receive dividends on Preferred Shares or (B) the sale, transfer, assignment or other disposition or grant of any securities or rights convertible into or exchangeable for Preferred Shares, or the right to vote or receive dividends on Preferred Shares), whether voluntary or involuntary and whether by operation of law or otherwise.

          (xi) "Units" shall mean Partnership Units as that term is defined in the Agreement of Limited Partnership of Post Apartment Homes, L.P., as effective on the date of the Initial Public Offering.

     (2)  Restrictions.

          (i) During the period commencing on the date of the Initial Public Offering and prior to the Restriction Termination Date: (A) no Person shall Acquire any Preferred Shares if, as the result of such acquisition, any individual, as defined in Section 542(a)(2) of the Code (other than a pension trust which is described in Section 401(a) of the Code) shall Beneficially Own an amount of Preferred Shares in excess of the Ownership Limit; (B) no Person shall Acquire any shares of Preferred Shares if, as a result of such acquisition, the Preferred Shares and Common Shares of the Corporation would be directly or indirectly owned by less than 100 Persons (determined without reference to the rules of attribution under Section 544 of the Code); and (C) no Person shall Acquire any shares if, as a result of such acquisition, the Corporation would be "closely held" within the meaning of Section 856(h) of the Code.

          (ii) Any Transfer that (x) would result in a violation of the restrictions in Part II(h)(2)(i)(B) or (C) or (y) a transferring shareholder has actual knowledge will result in a violation of any of the restrictions in
Part II(h)(2)(i)(A) shall be void ab initio as to the Transfer of such Preferred Shares that would cause the violation of the applicable restriction in Part II(h)(2)(i), and the intended transferee shall acquire no rights in such Preferred Shares.

     (3)  Remedies for Breach.

          (i) If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer has taken place that falls within the scope of Part II(h)(2)(ii) or that a Person intends to Acquire Beneficial Ownership of any shares of the Corporation that will result in violation of
Part II(h)(2)(i) or (ii) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer.


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          (ii)  Without limitation to Part II(h)(2)(ii) or (3)(i), any purported transferee of Beneficial Ownership of Preferred Shares acquired in violation of
Part II(h)(2) shall, if it shall be deemed to have received any such Beneficial Ownership, be deemed to have acted as agent on behalf of the Corporation in acquiring such of the interests as result in a violation of Part II(h)(2) and shall be deemed to hold such interests in trust on behalf and for the benefit of the Corporation. The transferee shall have no right to receive dividends or other distributions with respect to such interests, and shall have no right to vote such interests. Such transferee shall have no claim, cause of action, or any other recourse whatsoever against a transferor of interests acquired in violation of Part II(h)(2). The transferee's sole right with respect to such interests shall be to receive at the Corporation's sole and absolute discretion, either (A) consideration for such interests upon the resale of the interests as directed by the Corporation pursuant to Part II(h)(3)(iii) or (B) the Restricted Transfer Redemption Price pursuant to Part II(h)(3)(iii).

          (iii) The Board of Directors shall, within 6 months after receiving notice of a Transfer that violates Part II(h)(3)(ii), either (in its sole and absolute discretion) (A) direct the transferee of such interests to sell all interests held in trust for the Corporation pursuant to Part II(h)(3)(ii) for cash in such manner as the Board of Directors directs or (B) redeem such interests for the Restricted Transfer Redemption Price on such date within such 6 month period as the Board of Directors may determine. If the Board of Directors directs the transferee to sell the interests, the transferee shall receive such proceeds as trustee for the Corporation and pay the Corporation out of the proceeds of such sale all expenses incurred by the Corporation in connection with such sale plus any remaining amount of such proceeds that exceeds the amount paid by the transferee for the interests, and the transferee shall be entitled to retain only the proceeds in excess of such amounts required to be paid to the Corporation.

     (4) Notice of Restricted Transfer. Any Person who Acquires or attempts or intends to Acquire shares in violation of Part II(h)(2) shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted or intended Transfer on the Corporation's status as a REIT.

     (5) Owners Required To Provide Information. From the date of the Initial Public Offering and prior to the Restriction Termination Date each person who is a Beneficial Owner of Preferred Shares and each Person (including the shareholder of record) who is holding Preferred Shares for a Beneficial Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

     (6) Remedies Not Limited. Except as provided in Part II(h)(13), nothing contained in this Part II(h) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholder in preserving the Corporation's status as a REIT.


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     (7)  Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Part II(h), including any definition contained in Part II(h)(1), the Board of Directors shall have the power to determine the application of the provisions of this Part II(h) with respect to any situation based on the facts known to it.

     (8) Modification of Ownership Limit. Subject to the limitations provided in Part II(h)(9), the Board of Directors may from time to time increase the Ownership Limit.

     (9)  Limitations on Modifications.

          (i) The Ownership Limit may not be increased if, after giving effect to such increase, five Persons who are considered individuals pursuant to
Section 542(a) (2) of the Code could Beneficially Own (including ownership of Common Shares for purposes of this Part II(h)(9)(i)), in the aggregate, more than 49.0% in value of the outstanding shares of stock of the Corporation.

          (ii)  Prior to the modification of the Ownership Limit pursuant to
Part II(h)(8), the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

     (10) Legend. Each certificate for Preferred Shares shall bear the following legend:

            "The Preferred Shares represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. No Person may Acquire any Preferred Shares if, as a result of such acquisition, any individual, as defined in Section 542(a)(2) of the Code (other than a pension trust which is described in section 401(a) of the
            Code) shall Beneficially Own an amount of Preferred Shares in excess of 6.0% (or such greater percentage as may be determined by the Board of Directors of the Corporation) of the outstanding Preferred Shares of the Corporation. Any Person who attempts to Beneficially Own Preferred Shares in excess of the above



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

            limitations must immediately notify the Corporation. Any Preferred Shares so held may be subject to mandatory redemption or sale in certain events, and certain purported acquisitions of Preferred Shares in excess of such limitations shall be void ab initio. A Person who attempts to Beneficially Own shares of Preferred Shares in violation of the ownership limitations set forth in Part II(h)(2) of the Designating Amendment shall have no claim, cause of action, or any other recourse whatsoever against a transferor of such shares. All capitalized terms in this legend have the meanings defined in the Corporation's Designating Amendment, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests.

     (11) Termination of REIT Status. The Board of Directors shall take no action to terminate the Corporation's status as a REIT or to amend the provisions of this Part II(h) until such time as (A) the Board of Directors adopts a resolution recommending that the Corporation terminate its status as a REIT or amend this Part II(h), as the case may be, (B) the Board of Directors presents the resolution at an annual or special meeting of the shareholder and
(C) such resolution is approved by holders of a majority of the issued and outstanding Preferred Shares.

     (12) Severability. If any provision of this Article or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

     (13) NYSE Settlement. Nothing in this Designating Amendment shall preclude the settlement of any transaction with respect to the Preferred Shares of the Corporation entered into through the facilities of the New York Stock Exchange."


                                      III.

     This Amendment was duly adopted by the Board of Directors on September 26, 1996, without shareholder approval, as such approval is not required.


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


     IN WITNESS WHEREOF, Post Properties, Inc. has caused these Articles of Amendment to be executed and sealed by its duly authorized officers this ___ day of September, 1996.

                                    POST PROPERTIES, INC.


                                    By:__________________________
                                       Title:


[CORPORATE SEAL]



Attest:

____________________
Secretary







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